Exhibit 99.1
CONTACT:
Tom Steinbauer
Senior Vice President of Finance, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR CASINOS REPORTS THIRD QUARTER FINANCIAL RESULTS;
INCREASES EARNINGS GUIDANCE FOR THE FULL YEAR 2005
Las Vegas, Nevada, November 3, 2005—Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced 2005 third quarter financial results and increased its previously published earnings guidance for the full year 2005.
Third Quarter Highlights
•	Record third quarter consolidated net revenues of $238.6 million, representing an increase of $22.9 million, or 10.6%, over the third quarter of 2004.

•	Record third quarter consolidated operating income of $40.5 million, an increase of $0.2 million, or 0.4%, from the prior-year third quarter.

•	Record third quarter consolidated EBITDA (a non-GAAP financial measure that is defined and reconciled with operating income below) of $61.8 million, representing an increase of $2.6 million, or 4.4%, over the third quarter of 2004.

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•	Consolidated net income of $16.1 million, down $0.5 million, or 3.0%, from the third quarter of 2004.

•	Diluted earnings per share of $0.28, compared to $0.30 for the third quarter of 2004. Analysts’ latest consensus estimate for the third quarter, as reported by Thomson First Call, was $0.26. Our most recently issued earnings guidance for the third quarter of 2005 indicated a range of $0.26 to $0.28 per share. All share and per-share information in this press release has been adjusted to give effect to our 2-for-1 stock split effective June 6, 2005.

•	On August 15, 2005, our Board of Directors declared a quarterly cash dividend of $0.078125 per share, which was paid to stockholders of record as of September 1, 2005.

•	We were the leader in market share (based on gross gaming revenues) in all our markets, with the exception of our Mountain High Casino in Black Hawk, Colorado, which is currently undergoing a major expansion and renovation.
     Craig H. Neilsen, Chairman and CEO, stated: “Our third quarter financial results reflect our ability to continue to grow the Ameristar brand in our markets through successful application of our core operating strategies. We believe the continued growth in revenues and profitability at our Council Bluffs, Kansas City and Vicksburg properties is the result of the capital improvements we have made there over the last several years, which have further strengthened our competitive position in these markets. We are continuing the pursuit of this key strategy to strengthen the competitive position of our properties, particularly in Black Hawk and St. Charles. In

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addition to the ongoing project in Black Hawk, we are excited about recently commenced capital improvement projects in St. Charles and Vicksburg, as described in this release.”
Financial Results
     Net Revenues
     Consolidated net revenues for the third quarter of 2005 were $238.6 million, an increase of $22.9 million, or 10.6%, compared to the third quarter of 2004. All of our properties improved in net revenues, with increases of 12.0% at Ameristar Vicksburg, 6.2% at Ameristar Council Bluffs, 5.4% at the Jackpot Properties, 4.4% at Ameristar Kansas City and 3.6% at Ameristar St. Charles. Mountain High, which we acquired on December 21, 2004, contributed $11.1 million to the increase in net revenues during the third quarter of 2005.
     For the quarter, all of our Ameristar-branded properties improved their market leadership positions over the prior-year third quarter. Ameristar Vicksburg and Ameristar Council Bluffs extended and improved their long-time market leadership positions by 2.4 and 1.6 percentage points to 47.4% and 43.0%, respectively, over the third quarter of 2004. Ameristar Kansas City and Ameristar St. Charles increased reported market share by 2.0 and 0.7 percentage points to 37.3% and 31.8%, respectively, over the prior-year third quarter. Ameristar St. Charles has led the St. Louis market for 10 of the last 12 quarters.

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     Led by a $25.1 million (13.3%) increase in slot revenues, consolidated casino revenues for the third quarter of 2005 increased $26.3 million, or 12.2%, from the third quarter of 2004. Mountain High contributed $11.7 million to casino revenues during the third quarter of 2005. We believe that the growth in slot revenues at our other properties has been driven by our complete implementation of coinless slot technology at our Ameristar-branded properties and our successful slot mix strategy, which includes the continued introduction of new-generation, low-denomination slot machines that have been increasingly popular with our customers. We further believe casino revenues increased in part as a result of the continued successful implementation of our targeted marketing programs, as evidenced by a 6.0% increase in rated play at our Ameristar-branded properties from the third quarter of 2004.
     Food and beverage revenues increased $3.2 million (11.1%) over the prior-year third quarter. The increase was mostly attributable to the acquisition of Mountain High, which contributed $1.8 million in additional food and beverage revenues during the third quarter of 2005.
     Room revenues for the quarter ended September 30, 2005 decreased $0.2 million (2.2%) from the third quarter of 2004, to $6.8 million. The decrease was primarily due to reduced room capacity as a result of the renovation of the hotel rooms at Ameristar Kansas City, which is now complete.

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     Operating Income and EBITDA
     In the third quarter of 2005, consolidated operating income increased $0.2 million, or 0.4%, to $40.5 million. Consolidated operating income margin decreased 1.7 percentage points from the prior-year third quarter, to 17.0%. Consolidated EBITDA increased 4.4% to $61.8 million compared to the third quarter of 2004. However, consolidated EBITDA margin in the third quarter of 2005 decreased from 27.5% to 25.9%. Consolidated operating income, EBITDA and the related margins were negatively impacted by a $1.0 million charge related to our development efforts in Pennsylvania, greater than expected construction disruption at Mountain High and increased competitive pressures in our St. Charles market, which are more fully discussed below.
     Consolidated operating income was also affected by an increase in depreciation expense. Depreciation and amortization expense increased $2.4 million (12.9%) over the third quarter of 2004, primarily due to the increase in our depreciable assets resulting from the purchase of new-generation, low-denomination slot product and $1.7 million in depreciation expense relating to Mountain High.
     Corporate expense increased $2.5 million compared to the prior-year third quarter. The increase in corporate expense reflects the $1.0 million charge in connection with our pursuit of a casino license in Philadelphia, Pennsylvania. Following an in-depth analysis of the Philadelphia market, operational projections and construction cost estimates, we have determined that execution of our core business strategy of

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developing first-class gaming and entertainment properties cannot generate a sufficient return on our investment to justify proceeding with a casino license application for Philadelphia at this time. We will continue to monitor governmental affairs for developments relating to gaming taxes and other governmental charges that may produce a more attractive market for investment.
     During the third quarter of 2005, Ameristar Vicksburg increased operating income by $1.8 million, or 28.8%, over the third quarter of 2004, to $8.0 million. Additionally, our Vicksburg property increased EBITDA for the quarter ended September 30, 2005 by $1.9 million, or 20.3%, over the prior-year quarter. The improved financial performance of this property is mostly attributable to the substantial increase in business volume following the closure of the Gulf Coast casinos as a result of Hurricane Katrina. We expect this increase in the property’s business volume to continue while the Gulf Coast casinos remain closed.
     The St. Charles market has developed into a more competitive environment that has resulted in increased costs associated with marketing and promotional activities at our property. As a result, Ameristar St. Charles experienced a 1.1 percentage point decrease in operating income margin compared to the prior-year third quarter.
     Ameristar Council Bluffs increased third quarter operating income by $1.8 million, or 13.8%, and third quarter EBITDA by $1.9 million, or 11.7%, compared to the prior-year period. The substantial increase in revenues at our Council Bluffs property from

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the prior-year period enabled the property to improve its EBITDA margin by 1.9 percentage points, to 38.8%. We continue to benefit from significant construction disruption and a reduced number of available slot machines at the competing racetrack casino. We believe that competition will intensify in this market when the improvements at the racetrack casino are completed, which is expected to occur in the first quarter of 2006.
     For the quarter ended September 30, 2005, Mountain High had a $1.5 million operating loss and $0.2 million of EBITDA. Significant construction disruption due to the casino expansion project currently underway materially affected Mountain High’s operating results during the third quarter, and we expect the disruption to continue for the remainder of this year and through the first quarter of 2006. Mountain High was also adversely affected during most of the third quarter of 2005 by the temporary closure of a principal highway connecting Black Hawk and Denver.
     Net Income and Diluted Earnings Per Share
     For the third quarter of 2005, net income decreased 3.0% to $16.1 million, from $16.6 million for the third quarter of 2004. Diluted earnings per share were $0.28 in the quarter ended September 30, 2005, compared to $0.30 in the corresponding prior-year quarter. Average diluted shares outstanding increased over the prior-year quarter, in large part due to the substantial rise in our stock price year-over-year that resulted in increased dilution from in-the-money stock options. The increase in average diluted shares adversely impacted diluted earnings per share by $0.01 in the third quarter of 2005. Net interest expense increased $1.0 million, or 7.6%, over the 2004 third quarter,

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due primarily to a 0.7 percentage point rise in our average interest rate and, to a lesser extent, an increase in our long-term debt level resulting from the $115.0 million borrowed in December 2004 to fund the acquisition of Mountain High.
     Our effective income tax rate for the quarter ended September 30, 2005 decreased to 36.6% from 37.2% for the quarter ended September 30, 2004, due primarily to a decrease in our effective state income tax rate.
Liquidity and Capital Resources
     Our financial position remains strong, with approximately $82.8 million of cash and cash equivalents and $59.3 million of available borrowing capacity under our senior credit facilities as of September 30, 2005. At September 30, 2005, our total debt was $742.8 million, a decrease of $23.5 million from December 31, 2004.
     We are in the process of refinancing our existing senior secured credit facilities. The new senior secured facilities will include a $400.0 million seven-year term loan and a five-year revolving credit facility with capacity for borrowing up to $800.0 million. The refinancing will result in lower interest rate margins compared to our existing senior secured credit facilities and will allow us to proceed with our capital improvement projects as planned. The refinancing is expected to be completed in November 2005.
     Capital expenditures for the 2005 third quarter totaled $50.0 million, which included $19.3 million in capital improvement projects at Mountain High and $4.0 million related to the hotel room renovations at our Kansas City property. During the third quarter of 2005, we recorded $1.6 million of capitalized interest in connection with our capital improvement projects. Capitalized interest totaled $0.5 million for the prior-year

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third quarter. Our total capital expenditures for the third quarter of 2005 included $6.6 million of slot product purchases and $1.6 million in information technology solutions to enhance our operating capabilities.
Capital Projects
     We continue to make progress toward the completion of our first phase of capital improvements at Mountain High. The expansion of the parking garage, which will nearly double the capacity to 1,550 parking spaces, will be completed in November 2005 and the remodeling of the casino and non-gaming venues on the first floor is slated for completion in December 2005. In February 2006, we expect to complete the second floor of the casino, which will include an additional 700 slot machines. Additionally, in order to allow us to fully capitalize on the opportunities in the Black Hawk market, we have expanded the scope of the hotel construction project by increasing the number of rooms to be built from 400 to 537. The hotel project is planned to begin in early 2006 and is expected to be completed in mid-2008. After giving effect to the anticipated increase in the scope of the hotel project, we now expect the cost of our planned capital improvements at Mountain High to be approximately $260 million, which will bring the total investment in the property to approximately $380 million. We believe the quality and scope of our property will enable us to significantly expand the market and become the market share leader in Black Hawk after these improvements are completed.

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     At Ameristar St. Charles, we have commenced expansion activities for the construction of a 400-room all-suite hotel, indoor/outdoor swimming pool and spa, an additional 2,000-space parking garage and a 20,000 square foot conference center. The total cost of these projects is expected to be approximately $240 million, with the projected completion dates ranging from the second quarter of 2006 for the parking garage to the fourth quarter of 2007 for the hotel. We believe these planned improvements will allow us to further enhance our competitive position in the St. Louis market, which should permit us to extend our market share leadership. We expect minimal construction disruption to existing operations as these capital improvement projects are being completed.
     At Ameristar Vicksburg, we have commenced the first phase of our master expansion plan with the construction of a new 1,083-space parking garage, which is expected to be completed by June 2006. In February 2006, we plan to commence an expansion of the casino to allow for the addition of up to 800 slot machines. The expansion project will also include the addition of two restaurants, a new Star Club, a poker room, a retail shop and other amenities. This project is slated for a September 2006 completion. These capital improvements are expected to cost approximately $90 million. These improvements will help alleviate capacity constraints in terms of available parking and gaming positions, which we believe will allow us to improve our EBITDA and increase our market dominance in Vicksburg.
     While we have decided to proceed on a number of internal capital expenditure projects, we will continue to explore and pursue attractive development opportunities in new jurisdictions and potential growth from acquisitions in an attempt to further diversify our assets and increase shareholder value.

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Outlook
     Based on our preliminary results of operations for October 2005 and our outlook for the remainder of the quarter, we currently estimate operating income of $39 million to $41 million, EBITDA of $61 million to $63 million (given anticipated depreciation expense of $22 million), interest expense of $15 million and diluted earnings per share of $0.24 to $0.26 for the fourth quarter of 2005.
     We have revised our financial guidance for the full year 2005. We currently estimate operating income of $168 million to $170 million (increased from prior guidance of $162 million to $164 million), EBITDA of $253 million to $255 million (increased from prior guidance of $247 million to $249 million) and diluted earnings per share of $1.15 to $1.17 (increased from prior guidance of $1.08 to $1.11). We currently anticipate $85 million of depreciation expense and $60 million of interest expense for the full year 2005.
     The expected improvement in our financial results for the fourth quarter and full year 2005 is mostly attributable to the previously mentioned increase in business volume at our Vicksburg property following the closure of the Gulf Coast casinos as a result of Hurricane Katrina.
     Gaming regulatory authorities in Colorado, Iowa, Mississippi and Missouri currently publish, on a monthly basis, gross gaming revenue, market share and other financial information with respect to the gaming facilities, including Ameristar’s, that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including changes in operating costs, promotional allowances

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and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not be indicative of the results of our operations for such periods or for future periods.
Conference Call
     We will hold a conference call to discuss our third quarter results and guidance for the fourth quarter at 5:15 p.m. Eastern Time on November 3, 2005. The call can be accessed live by calling (800) 500-0311. It can be replayed until November 16, 2005 at 3:00 a.m. Eastern Time by calling (888) 203-1112 and using the access code number 5611984. Interested parties wanting to listen to the live conference call on the Internet may do so on our web site — www.ameristar.com — in About Ameristar/Investor Relations under the Quarterly Results Conference Calls section.
Forward-Looking Information
     This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and

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uncertainties that could materially affect our future results, attention is directed to “Item 1. Business — Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2004 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.
About Ameristar
     Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it a leading market share position in each of the markets in which it operates. Founded in 1954 in Jackpot, Nevada, Ameristar has been a public company since November 1993. The company has a portfolio of seven casinos in six markets: Ameristar St. Charles (greater St. Louis); Ameristar Kansas City; Ameristar Council Bluffs (Omaha, Nebraska and southwestern Iowa); Ameristar Vicksburg (Jackson, Mississippi and Monroe, Louisiana); Mountain High in Black Hawk, Colorado (Denver metropolitan area); and Cactus Petes and the Horseshu in Jackpot, Nevada (Idaho and the Pacific Northwest).
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Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
REVENUES:
Casino	$241,287	$215,001	$725,346	$642,216
Food and beverage	32,023	28,828	92,818	86,073
Rooms	6,804	6,959	18,762	20,019
Other	6,720	6,370	18,657	17,785

	286,834	257,158	855,583	766,093
Less: Promotional allowances	48,243	41,507	138,018	126,074

Net revenues	238,591	215,651	717,565	640,019

OPERATING EXPENSES:
Casino	106,885	94,768	320,439	285,716
Food and beverage	16,554	16,314	48,665	47,342
Rooms	1,653	1,706	4,913	4,912
Other	4,405	4,244	12,192	10,736
Selling, general and administrative	47,153	39,321	138,671	115,555
Depreciation and amortization	21,319	18,888	63,011	54,016
Impairment loss on assets held for sale	143	100	683	196

Total operating expenses	198,112	175,341	588,574	518,473
Income from operations	40,479	40,310	128,991	121,546
OTHER INCOME (EXPENSE):
Interest income	184	69	532	157
Interest expense, net	(14,850)	(13,806)	(45,321)	(43,029)
Loss on early retirement of debt	—	(202)	(184)	(673)
Other	(407)	50	(1,545)	(46)

INCOME BEFORE INCOME TAX PROVISION	25,406	26,421	82,473	77,955
Income tax provision	9,306	9,820	30,491	30,434

NET INCOME	$16,100	$16,601	$51,982	$47,521

EARNINGS PER SHARE:
Basic	$0.29	$0.31	$0.94	$0.88

Diluted	$0.28	$0.30	$0.91	$0.86

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	55,825	54,218	55,582	53,971

Diluted	57,232	55,559	57,139	55,489

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Consolidated cash flow information
Net cash provided by operating activities	$40,338	$28,071	$152,749	$124,276
Net cash used in investing activities	(45,450)	(22,447)	(125,319)	(72,608)
Net cash provided by (used in) financing activities	4,815	(19,100)	(31,177)	(53,686)

Net revenues
Ameristar St. Charles	$71,367	$68,883	$215,527	$209,332
Ameristar Kansas City	62,127	59,520	185,701	174,160
Ameristar Council Bluffs	46,956	44,229	140,580	129,056
Ameristar Vicksburg	29,516	26,364	88,160	81,289
Jackpot Properties	17,553	16,655	48,421	46,182
Mountain High (1)	11,072	—	39,176	—

Consolidated net revenues	$238,591	$215,651	$717,565	$640,019

Operating income (loss)
Ameristar St. Charles	$15,157	$15,380	$49,197	$51,147
Ameristar Kansas City	12,439	12,111	38,648	33,487
Ameristar Council Bluffs	15,151	13,317	43,045	38,388
Ameristar Vicksburg	8,040	6,241	24,924	20,972
Jackpot Properties	3,909	3,501	8,839	7,054
Mountain High (1)	(1,454)	—	1,555	—
Corporate and other	(12,763)	(10,240)	(37,217)	(29,502)

Consolidated operating income	$40,479	$40,310	$128,991	$121,546

EBITDA (2)
Ameristar St. Charles	$21,786	$21,542	$68,829	$68,825
Ameristar Kansas City	17,673	17,228	54,084	47,780
Ameristar Council Bluffs	18,216	16,312	52,050	46,883
Ameristar Vicksburg	10,977	9,124	33,799	29,427
Jackpot Properties	4,906	4,476	12,058	9,888
Mountain High (1)	202	—	6,001	—
Corporate and other	(11,962)	(9,484)	(34,819)	(27,241)

Consolidated EBITDA	$61,798	$59,198	$192,002	$175,562

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AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Dollars in Thousands)
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Operating income margins (3)
Ameristar St. Charles	21.2%	22.3%	22.8%	24.4%
Ameristar Kansas City	20.0%	20.3%	20.8%	19.2%
Ameristar Council Bluffs	32.3%	30.1%	30.6%	29.7%
Ameristar Vicksburg	27.2%	23.7%	28.3%	25.8%
Jackpot Properties	22.3%	21.0%	18.3%	15.3%
Mountain High (1)	(13.1%)	—	4.0%	—
Consolidated operating income margin	17.0%	18.7%	18.0%	19.0%

EBITDA margins (2)
Ameristar St. Charles	30.5%	31.3%	31.9%	32.9%
Ameristar Kansas City	28.4%	28.9%	29.1%	27.4%
Ameristar Council Bluffs	38.8%	36.9%	37.0%	36.3%
Ameristar Vicksburg	37.2%	34.6%	38.3%	36.2%
Jackpot Properties	27.9%	26.9%	24.9%	21.4%
Mountain High (1)	1.8%	—	15.3%	—
Consolidated EBITDA margin	25.9%	27.5%	26.8%	27.4%

(1)	We acquired Mountain High on December 21, 2004, and operating results are included only since the acquisition date.

(2)	EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and a principal basis for the valuation of gaming companies. Our credit agreement also requires the use of EBITDA as a measure of compliance with our principal debt covenants. In addition, management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our operating properties’ performance, including the evaluation of operating personnel. EBITDA margin is EBITDA as a percentage of net revenues. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with GAAP) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA calculate EBITDA in the same manner as we do.

(3)	Operating income margin is operating income (loss) as a percentage of net revenues.

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RECONCILIATION OF OPERATING INCOME (LOSS) TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating income (loss), a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Ameristar St. Charles:
Operating income	$15,157	$15,380	$49,197	$51,147
Depreciation and amortization	6,629	6,162	19,632	17,678

EBITDA	$21,786	$21,542	$68,829	$68,825

Ameristar Kansas City:
Operating income	$12,439	$12,111	$38,648	$33,487
Depreciation and amortization	5,234	5,117	15,436	14,293

EBITDA	$17,673	$17,228	$54,084	$47,780

Ameristar Council Bluffs:
Operating income	$15,151	$13,317	$43,045	$38,388
Depreciation and amortization	3,065	2,995	9,005	8,495

EBITDA	$18,216	$16,312	$52,050	$46,883

Ameristar Vicksburg:
Operating income	$8,040	$6,241	$24,924	$20,972
Depreciation and amortization	2,937	2,883	8,875	8,455

EBITDA	$10,977	$9,124	$33,799	$29,427

Jackpot Properties:
Operating income	$3,909	$3,501	$8,839	$7,054
Depreciation and amortization	997	975	3,219	2,834

EBITDA	$4,906	$4,476	$12,058	$9,888

Mountain High:
Operating income (loss)	$(1,454)	$—	$1,555	$—
Depreciation and amortization	1,656	—	4,446	—

EBITDA	$202	$—	$6,001	$—

Corporate and other:
Operating loss	$(12,763)	$(10,240)	$(37,217)	$(29,502)
Depreciation and amortization	801	756	2,398	2,261

EBITDA	$(11,962)	$(9,484)	$(34,819)	$(27,241)

Consolidated:
Operating income	$40,479	$40,310	$128,991	$121,546
Depreciation and amortization	21,319	18,888	63,011	54,016

EBITDA	$61,798	$59,198	$192,002	$175,562

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